Exhibit 2.1

Description of Rights of Class A Common Shares Registered under Section 12 of the Exchange Act

As of December 31, 2019, Lianluo Smart Limited had one class of securities registered under Section 12 of the Exchange Act—its Class A Common Shares, par value $0.002731 per share. References herein to “we,” “us,” “our” and “Company” refer to Lianluo Smart Limited.

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) which are incorporated by reference as an exhibit to the Company’s annual report on Form 20-F filed with the U.S. Securities and Exchange Commission of which this Exhibit is a part. We encourage you to read our Memorandum and Articles and the applicable provisions of British Virgin Islands law for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Memorandum and Articles authorize the issuance of 50,000,000 common shares divided into 37,888,889 Class A Common Shares, $0.002731 par value per share, and 12,111,111 Class B Common Shares, $0.002731 par value per share. As of December 31, 2019, we had 6,695,475 Class A Common Shares and 11,111,111 Class B Common Shares issued and outstanding. Our Class A Common Shares are listed on the Nasdaq Capital Market under the trading symbol “LLIT.” Our Class A Common Shares may be held in either certificated or uncertificated form. We may issue registered shares only and are not authorized to issue bearer shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual class voting structure such that our common shares consist of Class A Common Shares and Class B Common Shares. Each Class A Common Share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of the Company, and each Class B Common Share shall entitle the holder thereof to ten votes on all matters subject to vote at general meetings of the Company. Due to the super voting powers granted to holders of Class B Common Shares, the voting power of holders of Class A Common shares may be materially limited.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Common Shares (Item 10.B.3 of Form 20-F)

Each of Class A Common Shares and Class B Common Shares confers on its holder:

●	the right to vote;

●	the right to an equal share in any dividend paid by the Company in accordance with the BVI Business Companies Act, 2004 (as amended) (the “Act”); and

●	the right to an equal share in the distribution of the surplus of the Company.

Voting Rights. Holders of Class A Common Shares and Class B Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Common Share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Common Share is entitled to ten (10) votes on all matters subject to vote at general meetings of the Company.

Conversion. Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof. The right to convert is exercisable by the holder of Class B Common Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Common Shares into Class A Common Shares.

In addition, the number of Class B Common Shares held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Common Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Common Shares by the holder thereof or an affiliate of such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Common Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder. The creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Common Shares to secure contractual or legal obligations is not deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Common Shares, in which case all the related Class B Common Shares will be automatically converted into the same number of Class A Common Shares.

All Class B Common shares will be automatically converted into the same number of Class A Common Shares as soon as the holder of Class B Common Shares beneficially owns less than 605,555 Class B Common Shares. Any conversion of Class B Common Shares into Class A Common Shares will be effected by means of the re-designation of each relevant Class B Common Share as a Class A Common Share. On the other hand, Class A Common Shares are not convertible into Class B Common Shares under any circumstances.

Other than the differences of voting rights and conversion rights as set out above, Class A Common Shares and Class B Common Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

Dividends. The holders of shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Meetings. Any action required or permitted to be taken by the shareholders may be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action. An action that may be taken by the shareholders at a meeting (other than the election of Directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than 50% of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder. A shareholder will be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Shares. Subject to the restrictions and conditions in the Memorandum and Articles, any shareholder may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share is effective when the name of the transferee is entered on the register of members of the Company.

Redemption of Shares. The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Requirements to Change the Rights of Holders of Class A Common Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time the Company’s shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Limitations on the Rights to Own Class A Common Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the British Virgin Islands or under our Memorandum and Articles that limit the right of non-resident or foreign owners to hold or vote Class A Common Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our Memorandum and Articles limit the ability of shareholders to requisition and convene meetings of shareholders. Only shareholders holding at least 30 percent of the votes of the outstanding voting shares in the Company may upon the written request call a special meeting of shareholders.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the British Virgin Islands applicable to the Company or under the Memorandum and Articles that that require the Company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

We were incorporated under, and are governed by, the laws of the British Virgin Islands. Set forth below is a summary of some of the differences between provisions of the Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the Act or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under British Virgin Islands law and our Memorandum and Articles, (i) our shareholders may amend our Memorandum and Articles by a resolution of shareholders, or (ii) our board of directors may amend our Memorandum and Articles by a resolution of directors without a requirement for a resolution of shareholders so long as the amendment does not:

•	restrict the rights of the shareholders to amend the Memorandum and Articles;

•	change the percentage of shareholders required to pass a resolution of shareholders to amend the Memorandum and Articles;

•	amend the Memorandum and Articles in circumstances where the Memorandum and Articles cannot be amended by the shareholders; or

•	amend the provisions of Memorandum or the Articles pertaining to “rights conferred by class A common shares and class B common shares,” “variation of rights,” “rights not varied by the issue of the shares pari passu,” and “amendment of memorandum and articles”.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under British Virgin Islands law, directors’ consents need only a majority of directors signing to take effect. Under our Memorandum and Articles, directors may act by written consents of all directors.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our Memorandum and Articles provide that other than in respect of a resolution of shareholders for the election of directors, shareholders may approve corporate matters by way of a resolution at a meeting of shareholders or consented to in writing by a majority of shareholders entitled to vote thereon.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our Memorandum and Articles, we may by a resolution of shareholders or by resolution of directors appoint a voluntary liquidator to undertake the liquidation of the Company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by British Virgin Islands law, and our Memorandum and Articles, we may only offer to purchase, redeem or otherwise acquire shares if the resolution of directors authorizing the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by British Virgin Islands law and our Memorandum and Articles, directors may be removed with or without cause by resolution of directors or resolution of shareholders.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merger or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares have no general right under British Virgin Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable provision. However, our Memorandum and Articles provide that the Company shall not engage in any business combination with any interested shareholder for a period of 3 years following the time that such shareholder became an interested shareholder unless: (a) prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for the purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at any annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting shares which are not owned by the interested shareholder.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles do not provide for cumulative voting.

Changes in Capital (Item 10.B.10 of Form 20-F)

The Company has the power to redeem or purchase any of its shares and to increase or reduce its capital subject to the provisions of the Act and the Memorandum and Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained. In addition, the Company may undertake any division or combination of the issued shares pursuant to section 40A of the Act, and pursuant to such division or combination, a shareholder holds a total number of shares which includes a fractional share, the Company may compulsorily redeem such fractional share so that (subsequent to such redemption) the shareholder holds a whole number of shares.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

As of December 31, 2019, the Company had the following issued and outstanding options to acquire an aggregate of 794,867 Class A Common Shares:

•	options to acquire 105,000 Class A Common Shares with an exercise price of $1.45 per share, which will expire on December 29, 2021;

•	options to acquire 94,000 Class A Common Shares with an exercise price of $2.30 per share, which will expire on October 7, 2023;

•	options to acquire 131,000 Class A Common Shares with an exercise price of $5.31 per share, which will expire on August 20, 2024;

•	options to acquire 119,000 Class A Common Shares with an exercise price of $1.64 per share, which will expire on August 7, 2025; and

•	options to acquire 345,867 Class A Common Shares with an exercise price of $1.88 per share, which will expire on March 21, 2026

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.